NEWS RELEASE
For immediate release

Contact:	Robert Giammarco, Chief Financial Officer
(212) 978-2803
Odyssey Re Holdings Corp. Reports First Quarter 2006 Results
Stamford, CT — April 27, 2006 — Odyssey Re Holdings Corp. (NYSE: ORH) today reported net income available to common shareholders of $149.7 million, or $2.07 per diluted share, for the quarter ended March 31, 2006, compared to $33.7 million, or $0.49 per diluted share, for the quarter ended March 31, 2005. Operating income after tax was $57.1 million, or $0.80 per diluted share, for the first quarter of 2006 compared to $17.2 million, or $0.26 per diluted share, for the first quarter of 2005. Operating income after tax (1) excludes both net realized capital gains as reported and net realized capital gains of an equity investee included in net investment income. Included in first quarter 2006 and 2005 net income available to common shareholders were after-tax net realized capital gains, including capital gains of an equity investee which is included in net investment income, of $92.6 million and $16.5 million, or $1.27 and $0.23 per diluted share, respectively.
Book value per common share was $23.77 at March 31, 2006, an increase of 7.7%, or $1.70 per share, compared to $22.07 at December 31, 2005. Total shareholders’ equity was $1.74 billion at March 31, 2006, an increase of $116.8 million compared to total shareholders’ equity of $1.62 billion at December 31, 2005.
Results for the first quarter of 2006 are summarized as follows:
➢	Gross premiums written of $592.8 million, a decrease of 12.0% over first quarter 2005

➢	Net premiums earned of $553.5 million, a decrease of 1.9% over first quarter 2005

➢	Combined ratio of 91.8%, compared to 100.3% for the first quarter of 2005

➢	Net investment income (excluding realized capital gains of an equity investee) of $59.5 million, an increase of 49.5% over first quarter 2005

➢	Total invested assets were $6.4 billion, an increase of 7.9% over December 31, 2005
Gross premiums written for the three months ended March 31, 2006 were $592.8 million, a decrease of 12.0% compared to $673.5 million for the three months ended March 31, 2005. The change was attributable to a 16.2% decrease in the Company’s worldwide reinsurance business and a 1.6% decrease in specialty insurance business. Net premiums written for the first quarter of 2006 were $536.0 million, a decrease of 12.1% over first quarter 2005 net premiums written of $609.5 million.
The combined ratio for the first quarter of 2006 was 91.8%, versus 100.3% for the comparable 2005 period. As previously announced, results for the first quarter of 2006 include a $12.5 million, or $0.17 per diluted share, after-tax benefit related to the amortization of a deferred gain associated with a ceded reinsurance contract. Results for the three months ended March 31, 2006 reflect net catastrophe losses, including net catastrophe losses from prior periods, of $10.7 million after tax, or $0.15 per diluted share, compared to $29.2 million, or $0.40 per diluted share, for the first quarter of 2005. Net losses, after applicable reinstatement premiums, relating to Hurricanes Katrina, Rita and Wilma increased by 2.3%, or $6.5 million after tax, all attributable to Hurricane Rita.
Commenting on the first quarter, Andrew A. Barnard, President and Chief Executive Officer, stated, “During the quarter, we achieved solid underwriting and investment performance, resulting in 7.7% growth in book value per share. As the year progresses, we will continue to optimize our portfolio mix to capture the most attractive return opportunities, which is expected to lead to lower overall reinsurance premiums. The property market is providing many new attractively priced opportunities, although we remain measured in the amount of aggregate exposure we are prepared to assume.”

Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, CT 06902 — Phone: (203) 977-4700 — Fax: (202) 965-7990

Net investment income, excluding realized capital gains of an equity investee included in net investment income, amounted to $59.5 million for the first quarter of 2006, compared to $39.8 million for the first quarter of 2005. Net pre-tax realized capital gains were $142.4 million for the first quarter of 2006, compared to $25.5 million for the first quarter of 2005. This includes realized capital gains of an equity investee included in net investment income of $63.8 million and $25.3 million for the three months ended March 31, 2006 and 2005, respectively. For the three months ended March 31, 2006, net cash flow from operations was $315.7 million, an increase of 104.7% from $154.2 million for the three months ended March 31, 2005.
At March 31, 2006, total investments and cash were $6.4 billion, an increase of $468.4 million or 7.9% over December 31, 2005. Net unrealized gains, net of taxes, were $66.3 million at March 31, 2006 compared to $107.0 million at December 31, 2005. The annualized yield on average invested assets, net of expenses but excluding realized capital gains of an equity investee included in net investment income, was 3.8% for the first quarter of 2006 compared to 3.1% for the first quarter of 2005. In the first quarter of 2006, OdysseyRe paid a cash dividend of $0.03125 per common share on March 31, 2006 to common shareholders of record as of March 17, 2006.
(1)	“Operating income” after tax is a non-GAAP financial measure often used by investors to evaluate performance in the insurance and reinsurance industry. Operating income after tax is equal to net income available to common shareholders, excluding net realized capital gains as reported and net realized capital gains of an equity investee included in net investment income. Although realized capital gains or losses are an integral part of the Company’s operations, the amount recognized during any particular period cannot be reasonably estimated and can vary significantly. Management believes that providing operating income after tax to investors is a useful supplement to GAAP information concerning the Company’s performance. A reconciliation of net income available to common shareholders to operating income after tax and related amounts per diluted common share is as follows (in millions, except per share amounts):

	Three months ended (unaudited)
	March 31, 2006		March 31, 2005
		Per Diluted		Per Diluted
	$	Share	$	Share
Net income available to common shareholders	$149.7	$2.07	$33.7	$0.49
Less: Net realized capital gains, after tax	(51.1)	(0.70)	(0.1)	—
Less: Net realized capital gains of an equity investee included in net investment income, after tax	(41.5)	(0.57)	(16.4)	(0.23)

Operating income, after tax	$57.1	$0.80	$17.2	$0.26

# # #
A conference call to discuss first quarter results will be held at 10:00 a.m. Eastern Daylight Saving Time on Friday, April 28, 2006.
A live audio webcast of the conference call will be available on the Odyssey Re Holdings Corp. website (www.odysseyre.com). In addition, callers may listen to the conference call by dialing (800) 946-0712 (domestic) or (719) 457-2641 (international) and asking for the OdysseyRe call. A replay of the call will be available from 12:00 p.m. Eastern Daylight Saving Time on Friday, April 28, 2006 until 11:59 p.m. Eastern Daylight Saving Time on Monday, May 8, 2006. To access the replay, please call either (888) 203-1112 (domestic) or (719) 457-0820 (international); the passcode number is 7743978.
# # #
Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company and Newline Underwriting Management Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange under the symbol ORH.
# # #
Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; risks relating to ongoing investigations by U.S. government authorities; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Visit OdysseyRe’s web site — www.odysseyre.com — for additional information about the Company. In addition, anyone may view the Company’s historical press releases and filings with the Securities and Exchange Commission, which provide additional data regarding the Company’s prior quarterly and year-to-date results. This historical information may be found on OdysseyRe’s web site under “Investor Information.”
# # #
Consolidated financial and segment information follows:

ODYSSEY RE HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Investments and cash:
Fixed income securities, available for sale, at fair value (amortized cost $2,634,338 and $2,674,999, respectively)	$2,559,819	$2,629,827
Equity securities:
Common stocks, at fair value (cost $599,733 and $589,394, respectively)	669,054	605,768
Common stocks, at equity	379,125	534,427
Short-term investments, at cost which approximates fair value	353,630	199,503
Cash and cash equivalents	1,981,946	1,528,427
Cash collateral for borrowed securities	265,270	240,642
Other invested assets	186,988	188,799

Total investments and cash	6,395,832	5,927,393
Accrued investment income	34,367	46,843
Premiums receivable	516,511	550,496
Reinsurance recoverable on paid losses	106,748	140,881
Reinsurance recoverable on unpaid losses	1,087,487	1,206,785
Prepaid reinsurance premiums	77,084	84,696
Funds held by reinsureds	159,021	172,896
Deferred acquisition costs	162,655	171,350
Federal and foreign income taxes	158,370	251,423
Other assets	116,448	67,475

Total assets	$8,814,523	$8,620,238

LIABILITIES
Unpaid losses and loss adjustment expenses	$5,113,739	$5,117,708
Unearned premiums	808,281	834,485
Reinsurance balances payable	122,912	160,185
Funds held under reinsurance contracts	171,926	167,020
Debt obligations	568,987	469,155
Obligation to return borrowed securities	105,687	82,543
Other liabilities	182,705	165,704

Total liabilities	7,074,237	6,996,800

SHAREHOLDERS’ EQUITY
Preferred shares, $0.01 par value; 200,000,000 shares authorized; 2,000,000 series A shares and 2,000,000 series B shares issued and outstanding	40	40
Common shares, $0.01 par value; 500,000,000 shares authorized; 69,242,857 shares issued	692	692
Additional paid-in capital	984,094	984,571
Treasury shares, at cost (130,056 and 115,325 shares, respectively)	(3,162)	(2,916)
Unearned stock compensation	(1,625)	(1,770)
Accumulated other comprehensive income, net of deferred income taxes	88,532	118,657
Retained earnings	671,715	524,164

Total shareholders’ equity	1,740,286	1,623,438

Total liabilities and shareholders’ equity	$8,814,523	$8,620,238

ODYSSEY RE HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Three Months Ended March 31,
	2006	2005
REVENUES
Gross premiums written	$592,811	$673,477
Ceded premiums written	56,811	63,942

Net premiums written	536,000	609,535
(Increase) decrease in unearned premiums	17,452	(45,411)

Net premiums earned	553,452	564,124
Net investment income	123,347	65,115
Net realized investment gains	78,608	151

Total revenues	755,407	629,390

EXPENSES
Losses and loss adjustment expenses	350,362	413,235
Acquisition costs	122,379	115,090
Other underwriting expenses	35,186	37,320
Other expense, net	7,194	7,190
Interest expense	8,817	6,406

Total expenses	523,938	579,241

Income before income taxes	231,469	50,149

Federal and foreign income tax provision (benefit):
Current	73,144	27,384
Deferred	6,617	(10,956)

Total federal and foreign income tax provision	79,761	16,428

Net income	151,708	33,721

Preferred dividends	(1,997)	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$149,711	$33,721

BASIC
Weighted average common shares outstanding	68,405,277	64,236,299

Basic earnings per common share	$2.19	$0.52

DILUTED
Weighted average common shares outstanding	72,557,991	69,913,234

Diluted earnings per common share	$2.07	$0.49

DIVIDENDS
Dividends declared per common share	$0.031	$0.031

COMPREHENSIVE INCOME
Net income	$151,708	$33,721
Other comprehensive loss, net of tax	(30,125)	(19,810)

Comprehensive income	$121,583	$13,911

ODYSSEY RE HOLDINGS CORP.
BUSINESS SEGMENTS (UNAUDITED)
(IN THOUSANDS)

	Three Months Ended
	March 31,		%
	2006	2005	Change
GROSS PREMIUMS WRITTEN
Americas	$232,512	$298,667	(22.2)%
EuroAsia	135,737	139,229	(2.5)
London Market	84,776	97,343	(12.9)
U.S. Insurance	139,786	138,238	1.1

Total	$592,811	$673,477	(12.0)%

NET PREMIUMS WRITTEN
Americas	$222,316	$293,537	(24.3)%
EuroAsia	128,606	128,067	0.4
London Market	75,559	89,781	(15.8)
U.S. Insurance	109,519	98,150	11.6

Total	$536,000	$609,535	(12.1)%

NET PREMIUMS EARNED
Americas	$241,850	$272,105	(11.1)%
EuroAsia	128,572	132,329	(2.8)
London Market	83,176	91,246	(8.8)
U.S. Insurance	99,854	68,444	45.9

Total	$553,452	$564,124	(1.9)%

	Three Months Ended		Percentage
	March 31,		Point
	2006	2005	Change
LOSSES AND LOSS ADJUSTMENT EXPENSES RATIO
Americas	70.8%	76.1%	(5.3)
EuroAsia	58.1	77.0	(18.9)
London Market	61.4	67.8	(6.4)
U.S. Insurance	53.3	62.0	(8.7)

Total	63.3%	73.3%	(10.0)

ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES RATIO
Americas	33.1%	30.3%	2.8
EuroAsia	25.9	26.0	(0.1)
London Market	24.0	23.0	1.0
U.S. Insurance	24.4	21.0	3.4

Total	28.5%	27.0%	1.5

COMBINED RATIO
Americas	103.9%	106.4%	(2.5)
EuroAsia	84.0	103.0	(19.0)
London Market	85.4	90.8	(5.4)
U.S. Insurance	77.7	83.0	(5.3)

Total	91.8%	100.3%	(8.5)